390 E Parkcenter Blvd, Ste 250, Boise, ID 83706
Tel: 208.424.1027	Fax: 208.424.1030

January 18, 2016

TRADING SYMBOL:
NYSE MKT: HTM

U.S. GEOTHERMAL PROVIDES
YEAR-END UPDATE AND 2016 GUIDANCE

•	Steady Performance of Existing Operations
•	Additional 68 MW of Projects in Near Term Pipeline

Boise, Idaho – January 18, 2016 (NYSE MKT: HTM) U.S. Geothermal Inc., a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy, is pleased to confirm its previous guidance for 2015 and now provide guidance for the full year 2016. Audited financial statements and Form 10-K for 2015 are anticipated to be released in mid-March.

“While we are pleased with our 2015 performance”, said Dennis Gilles, Chief Executive Officer, “Our focus is on advancing our development projects. We have an excellent pipeline of products and, combined with the favorable legislative environment, should enable us to improve our year over year performance and advance us towards our goal of becoming the North American leader in geothermal”.

2016 GUIDANCE AND OUTLOOK SUMMARY

• 2016 Full Year Guidance for Existing Operations*:

Operating Revenues	$29-34 million
Adjusted EBITDA	$15-19 million
EBITDA	$14-18 million
Net Income, As Adjusted	$3-7 million

* Refer to Appendix II for further detail of EBITDA, Adjusted EBITDA, and Net Income, As Adjusted.

• 68 MW of Projects Now Under Development:

1)	WGP Geysers, California, - Well test program completed. Capable of 30 MW. Interconnection Study to be completed February 2016, responding to RFP’s.
2)	San Emidio Phase II, Nevada - Continuing drilling targeting additional 10 MW, anticipate finalizing interconnection process with NV Energy by the Q2 2016.

Website: www.usgeothermal.com	NYSE MKT: HTM

3)	El Ceibillo, Guatemala – Concession schedule amendment approved by Ministry of Energy and Mines, completed drilling of 3 additional wells in support of planned 25 MW development.
4)	Neal Hot Springs, Oregon, water supply well drilling continuing in January 2016 in support of hybrid cooling project which should provide additional 3+ MW.

• Favorable Legislation:

California government passed legislation favoring development of base load power projects and federal government extends tax credits available to geothermal plants

NOTABLE HIGHLIGHTS AND ACHIEVEMENTS FOR 2015 INCLUDE

• Operations:

−	Achieved annual average availabilities for the twelve months for each plant (excluding planned maintenance hours) as follows: Neal Hot Springs – 97.9%, San Emidio – 98.6%, Raft River – 95.4%.
−	Completed planned annual maintenance outages at all three operating facilities including a major overhaul (once in 7 years) at Raft River.
−	Generated fleet wide total 332,009 megawatt-hours for the period, as compared to 339,086 megawatt-hours in the prior year.
−	Finalized settlement agreement with Neal Hot Springs equipment supplier Turbine Air Systems.

• Advanced Development Projects:

−	Completed flow test of three major steam wells at WGP Geysers project and independent reservoir report confirmed the WGP drilled wells are capable of generating approximately 30 megawatts.
−	Drilling of well EC-2A confirmed the discovery of a commercial geothermal resource at the El Ceibillo project.
−	Received approval from the Guatemalan Ministry of Energy and Mines for a modified project construction schedule for the El Ceibillo project.
−	Drilled and tested the first and second water supply wells at Neal Hot Springs to support the potential hybrid cooling project.
−	Received permits for the temperature gradient wells at San Emidio for Phase II, and drilled five temperature gradient wells.

• Strategic:

−

Signed an agreement to acquire the major and long lead equipment for three new binary power plants at a deep discount. This equipment is suitable for use at the San Emidio II and Crescent Valley I development project power plants.

−	Acquired 95% of the Goldman Sachs’ ownership and cash flow interest in the Raft River Power Plant, with purchase of their remaining balance planned at the end of 2017.
−	Engaged Marathon Capital to investigate Strategic Alternatives.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

−	Voluntarily delisted from Toronto Stock Exchange (TSX) at year end.

* Refer to Appendix I for additional corporate information.

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy and is operating geothermal power projects Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho. The company is currently developing a project at the Geysers, California, a second phase project at San Emidio, Nevada, a project at Crescent Valley, Nevada, and a project at El Ceibillo, in Guatemala.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.	Please visit our Website at: http://www.usgeothermal.com
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Readers are cautioned to review the risk factors identified by the company in its filings with US and Canadian securities agencies. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of U.S. Geothermal, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; interpretation of the results of well tests; project development; resource megawatt capacity; capital expenditures; timelines; strategic plans; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from U.S. Geothermal's expectations include the uncertainties involving the availability of financing in the debt and capital markets; uncertainties involved in the interpretation of results of well tests; the need for cooperation of government agencies in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction; unexpected cost increases, which could include significant increases in estimated capital and operating costs; and other risks and uncertainties disclosed in U.S. Geothermal's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and in other U.S. Geothermal reports and documents filed with applicable securities regulatory authorities from time to time. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT does not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

APPENDIX I

OPERATIONS:

Our three operating plants produced 332,009 megawatt-hours during the twelve months, which compares to 339,086 megawatt-hours during the same period of 2014. Historically warm temperatures across the west moderated during the third quarter and turned colder in the fourth quarter, reducing the negative impact on generation seen earlier in the year. Additionally, maintenance at Raft River, and work related to the settlement under the Equipment Supply Agreement (“ESA”) at Neal Hot Springs was carried out during the year.

Neal Hot Springs, Oregon

All three units operated smoothly, with annual availability for the facility at 97.9% . Generation for the twelve months was 176,871 megawatt-hours, compared to 183,394 megawatt-hours for the prior year period. The reduction in generation is primarily due to Neal being impacted by higher than average ambient temperatures and a 2.5 day maintenance outage that was taken on Unit 3 in August to replace a high pressure feed pump under the terms of the ESA settlement.

A settlement was reached with Turbine Air Systems and five of their key equipment suppliers under the terms of the Equipment Supply Agreement. The settlement agreement provided a cash payment to the project company, USG Oregon LLC, a commitment to finalize equipment repairs and upgrades, and an extended warranty for equipment that is repaired or replaced.

The PPA has a seasonal pricing structure that pays 120% of the average price for four months (July, August, November, and December), 100% of the average price for five months (January, February, June, September, and October) and 73.3% of the average price for three months (March, April, May). The average price paid under the PPA for 2015 was $106.79 per megawatt-hour. The average price to be paid under the PPA for 2016 will be $109.27 per megawatt-hour.

San Emidio, Nevada

Plant performance was again exceptional, with annual availability of 98.6% . Total generation for the twelve months was 79,539 megawatt hours, which compares to 76,894 megawatt-hours for the prior year period.

Under the terms of our PPA, generation during 2015 is paid at the average contract price of $92.08 per megawatt-hour. There is no seasonal adjustment under this PPA. The average price to be paid under the PPA for 2016 will be $93.01 per megawatt-hour.

Raft River, Idaho

Annual availability for the facility was 95.4% . Total generation for the twelve months was 75,599 megawatt-hours, which compares to 78,798 megawatt-hours for the prior year period. Raft River took an unplanned maintenance outage of 12.5 days to replace the bearings on both power plant turbines.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

The PPA has a seasonal pricing structure that pays 120% of the average price for four months (July, August, November, and December), 100% of the average price for five months (January, February, June, September, and October) and 73.5% of the average price for three months (March, April, May). The average price paid under the PPA for 2015 was $62.00 per megawatt-hour. The average price to be paid under the PPA for 2016 will be $63.30 per megawatt-hour. In addition to the price paid for energy, Raft River currently receives $4.75 per megawatt-hour under a separate contract for the sale of Renewable Energy Credits (“REC”), with the Company preferentially receiving 70% of the REC income. Starting in January 2018, a new REC contract will take effect and the price will be $17.00 per megawatt-hour with the project owning 49% of the RECs and Idaho Power owning 51%.

DEVELOPMENT:

WGP Geysers, California (30 MW)

An extended flow test program of the three production wells with the highest flow rates was completed in June 2015, confirming that these wells are still open and ready for production. Based on data generated from the tests, GeothermEx Inc. (a Schlumberger company) reported in September that the four production wells are capable of initially delivering 458,000 pounds per hour of steam. Based on current power plant steam conversion rates from a detailed design for a 28.8 MW (net) power plant these wells should initially deliver 28.1 MW (gross) or 25.4 MW (net). Using the average steam production rate from the four wells, and an assumed interference factor of 30%, GeothermEx estimates that an additional 2-3 production wells will be needed to support the long term operation of a 28.8 MW (net) plant.

Engineering optimization of the power plant design is continuing with a focus on an innovative hybrid plant design that includes both water and air cooling. This design will dramatically increase the volume of water available for injection back into the reservoir, providing long term stable steam production, and will result in increased power generation over the life of the project. A new Conditional Use Permit was submitted to Sonoma County in June, reflecting this modified cooling plan. We expect approval during the first quarter of 2016.

Our transmission interconnection application is proceeding under the Independent Study Process being conducted by the California Independent System Operator. The first phase study, the Interconnection System Impact and Facilities Study Report, was completed on October 8th. The study shows that the interconnection is feasible and the preliminary cost is estimated at $1.9 million. Final approval of the Interconnection Study is anticipated by February 2016.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

Discussions with numerous potential off-takers for the power from our power plant continue, with high interest expressed by a number of them for base load, renewable power to replace fossil fuel based power generation that is being phased out of their portfolios. We responded to one Request For Proposal (RFP) mid-year, but were not selected. An additional RFP was received before year end with bids due by March, and other RFP’s are anticipated in both Q1 and Q2.

San Emidio Phase II, Nevada (10 MW)

To further define the resource, permitting for an expanded temperature gradient drilling program for an area south west of the current resource was initiated, and permits were received for a five hole temperature gradient drilling program in June. Results from the 2014 drilling program combined with 1970s era, shallow temperature gradient data, indicate a high temperature trend into this south-west zone. Geophysical surveys have also identified structural trends in this area. Drilling commenced on July 27 and the five, 1,000 foot deep temperature gradient wells were completed with all of the wells encountering high bottom hole temperatures and anomalously high temperature gradients. Bottom hole temperatures ranged from 224°F to 274°F and temperature gradients in four of the wells ranged from 12.4°F per 100 feet to 14.9°F per 100 feet. These results are considered to be indicative of a nearby, active geothermal system at depth.

A second phase program to deepen the two most prospective wells, which was expected to be completed during the fourth quarter, is being permitted with the Bureau of Land Management. We are unable to predict when those permits will be issued. Additional temperature gradient wells to further expand the anomaly are also under consideration, but will have to be permitted separately after additional cultural surveys are conducted.

The second phase interconnection study, called the Facilities Study, was started in January 2015 and was completed in June pending a decision by NV Energy on funding upgrades to the system. NV Energy decided not to fund the upgrades and completed the Interconnection System Impact Restudy on September 28th. The Restudy determined that the interconnection is feasible, but with an increase in the estimated cost due to a change in cost allocation by NV Energy. A meeting with the NV Energy transmission group to discuss the results and anticipated costs took place in late October resulting in a reduction of $4.1 million to the estimated cost of interconnection. The final stage of the interconnection process is anticipated to conclude by the second quarter of 2016.

Early in the year NV Energy issued a Request for Proposal (“RFP”) for a total of 200 megawatts of renewable energy. We submitted a bid for a power plant to be developed on the Phase II project site. NV Energy shortlisted the top bids from each renewable technology. While our project was shortlisted, NV Energy elected to award the total 200 megawatts to two solar projects.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

El Ceibillo, Guatemala (25+ MW)

The modified development schedule was formally approved and signed by the Minister of the Guatemalan Ministry of Energy and Mines in July, and was officially incorporated into the concession agreement on October 13th. We requested an extension of time for our Memorandum of Understanding for a Power Purchase Agreement with the regional electricity broker due to the delay caused by the government approval of the modified schedule, but the extension was denied.

Drilling began on the project with well EC-2A which tested the high temperature anomaly defined by the 2014 temperature gradient drilling program. EC-2A successfully intersected a zone of high permeability at a depth of 1,300 feet (396 meters). Flow testing indicates that a commercial resource has been discovered with a flowing temperature of 398°F (198.5°C) .

Based on the discovery at EC-2A, two additional wells were sited to further extend the resource area. Drilling of well EC-3 began on October 29 and was completed on November 11, and drilling of well EC-4 began on November 18 and was completed on December 2. Both EC-3 and EC-4 intersected high permeability zones indicated by total lost circulation of drilling fluid. EC-3 found permeability at a depth of 1,365 feet (416 meters) with a measured preliminary static temperature of 392°F (200°C). Well EC-4 found permeability at a depth of 1,243 feet (379 meters) and is still heating up. Testing of the completed wells is now underway. Depending upon the results of the flow tests, a decision will be made on the location for either another slim hole or a production size well to fully test the resource to determine its size and production characteristics.

Neal Hot Springs, Oregon (3+ MW)

Two water supply wells were drilled and flow tested for a period of six weeks. One of those wells achieved steady state production at approximately 170 gallons per minute. The minimum amount of water needed for a hybrid cooling system is approximately 200-300 gallons per minute for each unit. Additional studies were conducted to develop new fresh water drilling targets to support continued exploration for a reliable water source. A purchase or long term lease of existing surface water or groundwater rights is also being studied.

The ability to use water cooling during the 5-6 months of summer and fall would increase power generation, when current air cooling results in a dramatic reduction in plant output. An initial engineering evaluation of various hybrid cooling methods was completed by Power Engineers Inc., which confirms the economic viability of hybrid cooling if enough water can be found. Additional water well drilling is schedule to begin in January 2016.

Crescent Valley, Nevada (25+ MW)

In light of federal legislation that extended the qualification for the 30% Investment Tax Credit to projects that began construction prior to December 31, 2014, drilling of the first production CVP-001 (67-3) was initiated in December of 2014 following completion of gravity surveys, and analysis of prior temperature gradient drilling data. The well was completed on March 27 and it exhibited modest permeability. An expanded geophysical and temperature gradient drilling program has been designed but must be permitted.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

LEGISLATIVE UPDATE:

Recent developments in the market are encouraging for the growth of renewable energy, and more specifically to geothermal energy in our opinion.

On October 7, 2015 the California Governor signed into law Senate Bill SB-350, which: 1) increases the Renewable Portfolio Standard in the California to require 50% of retail sales be procured from renewable energy resources by the year 2030. The bill requires that retail sales from renewable energy total 25% by 2016, 33% by 2020, 40% by 2024, 45% by 2027, and 50% by 2030; and 2) provided for the evolution of the Independent System Operator (CAISO) into a regional organization to promote the development of regional electricity transmission markets in the western states to improve access for the customers of California to those markets. The evolution to a Regional Independent System Operator is required to be completed before the end of December 2018. We believe these will increase demand for renewable power from our development opportunities in California as well as from the surrounding states.

This, in addition to the passage of AB-2363 last year which required the California Public Utilities Commission to establish the appropriate adders (integration cost) for each technology that must be used when evaluating bids for long term wholesale power contracts. We believe this change will add appropriate costs to wind and solar power generation due to their intermittent deliveries of power, which then should allow base load renewables like Geothermal and Biomass to compete for PPAs with Investor Owned Utilities based on a more accurate comparison of the full cost for power. That has not been the case in the past.

Also, at year end, the federal government passed legislation that extended the tax credits available to new geothermal plants. Under the approved legislation, projects that begin construction before December 31, 2016 would be eligible for a 30% Investment Tax Credit (“ITC”), or alternatively a 10 year Production Tax Credit (“PTC”).

MERGERS AND ACQUISITIONS:

Raft River, Idaho

In December we closed on the transaction to purchase a majority of Goldman Sachs ownership and cash flow interest in the Raft River geothermal project. Effective on December 14, we own 95% of the project and will receive 95% of the cash flow instead of the previous 0% that we were contracted to receive until or if the ownership change would occur under the tax equity structure. In addition to the 95% of the cash flow from the project, we will also receive 100% of any increased cash flow and tax benefits from any project improvements.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

The purchase price under the agreement was $5.1 million for 95% interest, with an option to purchase the balance of Goldman’s interest for Fair Market Value at the end of 2017. The purchase unlocks our ability to consider capital upgrades that may increase output from the facility and potentially reach its design capacity of 13 megawatts. It strengthens our commitment to becoming the North American leader in geothermal energy.

In October of 2015 the final payment of $415,000 was made under the $1.65 million Repair Services Agreement loan entered into in May of 2011 between the project and the Company. As a result, on a going forward basis, cash flow previously used for loan repayment will now be available for distribution to member partners.

The Raft River Geothermal Power Plant is located in Southeast Idaho and has a designed capacity of 13 megawatts net. The project is currently operating at approximately 9.4 megawatts. Power from the facility is sold under a firm price, 25 year contract with Idaho Power Company which allows for the full 13 megawatt output. Reservoir modeling indicates that the geothermal reservoir can support the full 13 megawatt contract.

Plans are under consideration to drill for additional production to increase plant output to its full contract limit.

Power Plant Equipment

We acquired all of the major and long lead equipment for the construction of three binary geothermal power plants for $1.5 million (approximately 5% of the equipment’s estimated original cost of $28 million). The equipment was part of an order for six power plant units by another geothermal developer, but only three were installed. The components for the three units being purchased are all new and unused, and have been held in storage.

The equipment is from the same manufacturers, and is of a similar size and design, to that installed at the Company’s Neal Hot Springs and San Emidio power plants. The design output of the acquired units totals approximately 35 megawatts (MW). Actual output of each unit will be determined by resource conditions found at the sites at which the equipment is ultimately installed.

The three equipment packages which represent approximately 70% of the components needed for the complete plants, will meet the major and long lead equipment requirements for the Company’s proposed Crescent Valley I power plant (25 MW) and San Emidio II power plant (10 MW). This equipment gives us the ability to expand our megawatt output at our existing portfolio of advanced stage development projects at significantly lower cost, and in much shorter construction timeframes.

Other

We are continuing due diligence on a number of other excellent opportunities that encompass other companies, operating projects, and advanced development projects.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

SECURITIES UPDATE:

We applied for the voluntary delisting of the Company's securities from the Toronto Stock Exchange ("TSX”). The delisting took effect as of the close of trading on December 31, 2015, and the Company’s stock symbol GTH.TO is no longer effective.

The Company's shares will continue to trade under its existing stock symbol "HTM" on the NYSE MKT LLC ("NYSE").

The decision to voluntarily delist from the TSX was due to the very limited trading volume of the Company's shares on the TSX over a sustained period, with more than 97% of trades in the Company's securities over the past 24 months occurring on the NYSE, and only 3% occurring on the TSX. As such, the Board considers that the regulatory and other costs (listing, compliance, etc.) of the Company in maintaining the additional TSX listing should not be continued.

Canadian shareholders will continue to trade their shares on the NYSE through Canadian broker-dealers who have U.S. registered broker-dealer affiliates.

APPENDIX II

EBITDA is calculated as net income before interest, income taxes, depreciation and amortization, and is not a measurement of financial performance or liquidity under generally accepted accounting principles in the United States. EBITDA is presented as a metric commonly used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt.

Adjusted EBITDA reflects EBITDA adjusted to exclude discretionary exploration costs, non-cash stock compensation as well as the value assigned to stock options granted, and write-off of discontinued exploration activities.

Net Income, As Adjusted is calculated as Net Income Attributable to US Geothermal, adjusted to exclude Income Tax Expense which is offset by Deferred Tax Asset.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com